QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

BERNICE FEIN,	:	C.A. No. 20537-NC
	:	CLASS ACTION COMPLAINT
Plaintiff,	:
:
v.	:
METHODE ELECTRONICS, INC.,	:
WARREN L. BATTS, WILLIAM C.	:
CROFT, DONALD W. DUDA, WILLIAM	:
T. JENSEN, JAMES W. McGINLEY,	:
ROBERT R. McGINLEY, ROY M.	:
VAN CLEAVE, GEORGE C. WRIGHT,	:
DOUGLAS A. KOMAN, ROBERT J.	:
KUEHNAU, and JAMES F. McQUILLEN	:
:
Defendants.	:

        Plaintiff, Bernice Fein, on her own behalf and on behalf of a class of plaintiffs yet to be fixed, by way of Complaint against defendants Methode Electronics, Inc., Warren L. Batts, William C. Croft, Donald W. Duda, William T. Jensen, James W. McGinley, Robert R. McGinley, Roy M. Van Cleave, George C. Wright, Douglas A. Koman, Robert J. Kuehnau, and James F. McQuillen, hereby alleges as follows.

INTRODUCTION

        1.     This is a class action by certain holders of Class B common stock of Methode Electronics, Inc. against Methode Electronics, Inc. ("Methode"), its Board of Directors (the "Board"), and certain officers for breach of their fiduciary duties. Specifically, the defendant officers and directors breached their duties of care when they entered into a "Lock-Up" Agreement with the William J. McGinley marital trust and certain McGinley family members (collectively, the "McGinley Stockholders"). The Lock-Up Agreement provided for the redemption of 750,000 shares of Class B Methode common stock owned by the McGinley Stockholders, as well as the McGinley stockholders' agreement to vote their remaining Class B shares—approximately 54% of the outstanding shares of Class B stock—in favor of a merger of the Class B shares with Methode's Class A shares of common stock.

        2.     In violation of defendants' fiduciary duties to Methode's shareholders, defendants entered into a Lock-Up Agreement that precluded the Board's good faith consideration of an unsolicited, "superior" tender offer from Dura Automotive Systems, Inc., and failed to maximize the return on investment to Methode's shareholders. The Lock-Up Agreement constituted a defensive device that was not proportionate to any perceived threat to the company or its shareholders. Indeed, it was meant to benefit the holders of 87.5% of the Class B shares—the McGinley Stockholders—at the expense of the remaining minority Class B shareholders. Defendants also breached their duties of care by failing to contract for an effective "fiduciary out" clause that would have required the Board to exercise its continuing fiduciary responsibilities to Methode's Class B minority shareholders

THE PARTIES

A.    The Representative Plaintiff And Proposed Class Of Plaintiffs

        3.     Plaintiff Bernice Fein is a resident of Maple Shade, New Jersey. Ms. Fein currently owns shares of Methode's Class B common stock.

        4.     The proposed Plaintiff class consists of all persons, corporations, partnerships, unincorporated associations, or other entities who beneficially owned shares of Class B Methode common stock between July 17, 2003 and August 13, 2003.

        5.     The proposed class is so numerous that joinder of all members is impracticable.

        6.     There are questions of law and/or fact common to plaintiff and to the proposed plaintiffs class, including the liability of defendants to plaintiffs, and the interpretations and application of state law.

        7.     The claims of plaintiff are typical of the claims of the proposed class members.

        8.     The defenses of defendants to plaintiff's claims are typical of the defenses available against each member of the proposed class.

        9.     The representative plaintiff will fairly and adequately protect the interests of the proposed class.

        10.   A class action is superior to other available methods for the fair and efficient adjudication of the issues in dispute.

B.    The Defendants

        11.   Defendant Methode is a Delaware corporation with a principal place of business at 7401 West Wilson Avenue, Chicago, Illinois 60706-4548. Methode is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications, aerospace, rail and other transportation industries, as well as the consumer and industrial equipment markets.

        12.   At all times relevant herein, defendant Warren L. Batts was a director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        13.   At all times relevant herein, defendant William C. Croft was a director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        14.   At all times relevant herein, defendant Donald W. Duda was an officer and director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        15.   At all times relevant herein, defendant William T. Jensen was a director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        16.   At all times relevant herein, defendant James W. McGinley was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        17.   At all times relevant herein, defendant Robert R. McGinley was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        18.   At all times relevant herein, defendant Roy M. Van Cleave was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        19.   At all times relevant herein, defendant George C. Wright was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        20.   At all times relevant herein, defendant Douglas A. Koman was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

        21.   At all times relevant herein, defendant Robert J. Kuehnau was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

        22.   At all times relevant herein, defendant James F. McQuillen was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

FACTUAL BACKGROUND

A.    Methode's Corporate Structure And Ownership

        23.   Methode maintains two separate classes of common stock—Class A common stock and Class B common stock. Both classes of common stock are registered for sale with the Securities Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, and are publicly-traded on the NASDAQ.

        24.   According to Methode's corporate structure, the beneficial owners of Class A common stock hold approximately 99% of the equity in Methode and are entitled to elect 25% of the Methode Board of Directors. The beneficial owners of Class B stock hold approximately 1% of the equity in Methode and are entitled to elect 75% of the Methode Board. Thus, the Class B members control a majority of the Methode Board.

        25.   At all times relevant herein, the McGinley Stockholders owned approximately 87.5% of the Class B shares.

B.    Methode Enters Into A Tender Agreement With The McGinley Stockholders

        26.   On August 20, 2002, Methode publicly announced that it had entered into an agreement ("Tender Agreement") with the McGinley Stockholders to make a tender offer to purchase all of Methode's outstanding shares of Class B common stock, at a price per share of $20.00, in cash.

        27.   Shortly thereafter, in September 2002, a group of Methode Class A shareholders filed a Complaint against Methode and all of its directors in the Delaware Chancery Court ("Class A lawsuit"). The Class A lawsuit sought injunctive and other equitable relief with respect to the proposed Tender Agreement.

        28.   On December 26, 2002, Methode and the McGinley Stockholders executed an amendment to the Tender Agreement, which provided that Methode would call a special meeting of its Class A stockholders for the purpose of obtaining their approval of the proposed Tender Agreement. The amendment also extended—from March 31, 2003 to May 31, 2003—the date after which the Tender Agreement could be terminated by either Methode or the McGinley stockholders, in the event that Methode did not complete the tender offer.

        29.   On March 17, 2003, Methode announced that it had signed a Memorandum of Understanding ("Memorandum") with the plaintiff in the Class A lawsuit, relating to the proposed tender offer by Methode to purchase all the outstanding shares of its Class B common stock, at a price of $20.00 per share.

        30.   Pursuant to the terms of the Memorandum, Methode agreed to only proceed with the proposed Tender Agreement if the tender offer was approved by a majority of the shares of its Class A common stock at a special meeting (excluding shares held by the McGinley family members and their affiliates). Methode also agreed that, in the event that it consummated the tender offer, it would declare a special dividend of $.04 per Class A share to the Class A stockholders, within sixty (60) days.

C.    Dura Automotive Systems, Inc. Makes A Tender Offer For Methode's Class B Shares

        31.   During May 2003 and June 2003, representatives of Dura Automotive Systems, Inc. ("Dura"), the world's largest independent designer and manufacturer of cockpit sub-systems for the global automotive industry, expressed an interest in acquiring all of Methode's Class B shares. Dura was familiar with Methode's operations in that Dura purchased electronic components from Methode for use in certain of Dura's products.

        32.   After tentatively scheduling a meeting with the McGinley Stockholders for June 11, 2003, Dura was subsequently informed that the McGinley Stockholders were prohibited from speaking to Dura under the terms of the Memorandum. However, at that time, the McGinley Stockholders could have terminated the Memorandum because Methode's tender offer had not been completed on or prior to May 31, 2003; thus, the McGinley Stockholders were not restricted by its terms.

        33.   On June 10, 2003, Methode filed a definitive proxy statement with the SEC for the purpose of soliciting proxies in connection with a special meeting of eligible Class A stockholders to be held on July 10, 2003. The purpose of the special meeting was for the Class A stockholders to consider a proposal to approve the making of the proposed tender offer by Methode to the McGinley Stockholders for the Class B common stock.

        34.   On July 2, 2003, Dura's chief executive officer, Lawrence A. Denton ("Denton"), informed Methode's president, defendant Donald W. Duda, of Dura's interest in acquiring Methode's Class B shares. Dura's chief financial officer, David R. Bovee ("Bovee"), also attempted to contact the members of the Board that comprised the Special Committee, which was considering the proposed Methode tender offer. Bovee's efforts were unsuccessful.

        35.   On July 3, 2003, Dura issued a press release, announcing its plans to commence a tender offer for all of the outstanding Class B common stock of Methode, at a price of $23.00 per share, in cash.

        36.   That same day, Methode announced that its Board would meet to evaluate and respond to Dura's cash tender offer for the Class B stock. In that press release, defendant Batts, the chairman of the Methode Special Committee, stated that he did not believe that the Dura offer was in the best interests of the Class A stockholders.

        37.   On July 8, 2003, Dura, through its wholly-owned subsidiary, MEI Investment Corp. ("MEI"), commenced its tender offer for the Class B shares. In that regard, Denton delivered a letter to the Board in which he reiterated Dura's intention to purchase all of the shares of the Methode Class B common stock for a price of $23.00 per share. Dura further informed the Methode directors that, if the offer was consummated, it would instruct its representatives on the Board, subject to the proper exercise of their fiduciary duties, to support a special dividend to the holders of Methode's Class A common stock, in an amount not less than $.04 per share.

        38.   On July 10, 2003, Methode announced that it had adjourned its special meeting of eligible Class A stockholders to consider the Methode Tender Agreement, and that the meeting would be reconvened on July 24, 2003. That same day, Dura sent a letter to the McGinley Stockholders, requesting an opportunity to meet with them to discuss Dura's tender offer.

        39.   On July 14, 2003, Methode announced that the McGinley Stockholders had terminated the Tender Agreement dated August 19, 2002, and as amended on December 26, 2002, so that the Board could consider Dura's tender offer.

        40.   On July 17, 2003, Denton and Bovee met with defendant James W. McGinley and defendant Robert R. McGinley, each co-trustees of the McGinley Trusts, and with Manish C. Shah, a special fiduciary of the McGinley Trusts, to discuss Dura's tender offer.

D.    Methode Enters Into A "Lock-Up" Agreement With The McGinley Stockholders

        41.   In response to Dura's tender offer, on July 21, 2003 Methode issued a press release announcing that it had entered into a Lock-Up Agreement with the McGinley Stockholders, dated as of July 18, 2003, for Methode's purchase of the Class B shares. Pursuant to the Lock-Up Agreement, the McGinley Stockholders sold 750,000 Class B shares to Methode at $22.75 per share.

        42.   The McGinley Stockholders agreed to vote their remaining shares—approximately 54% of the outstanding Class B shares—in favor of a merger of the Class B shares with the Class A shares, by which all remaining holders of Class B shares would receive $23.55 per share. The practical effect of the transaction was that, upon shareholder approval of the merger, Methode would have paid an overall blended price for all of the Class B stock of $23.00 per share, equal to the initial Dura tender offer. Because the McGinley Stockholders continued to hold a majority of the Class B shares even after the sale of 750,000 shares, shareholder approval of the merger was guaranteed and the remaining Class B shareholders were effectively rendered minority shareholders under the Lock-Up Agreement.

        43.   Prior to entering into the Lock-Up Agreement, neither the McGinley Stockholders, the Special Committee, nor any other representative of the Board informed Dura of the terms of the Lock-Up Agreement. Thus, prior to entering into the Lock-Up Agreement, the Board did not provide Dura with any opportunity to amend its tender offer for the Class B shares.

        44.   Moreover, the Board failed to negotiate an appropriate "fiduciary-out" provision in the Lock-Up Agreement that limited the exercise of the Board's fiduciary duties to the Class B shareholders. Indeed, the provision only permitted, rather than required, the Board or the Special Committee to enter into discussions or negotiations with respect to any unsolicited bona fide offer if (1) the Board determined that the acquisition would constitute a "superior offer" and such action was necessary for the Board to comply with its duties to the stockholders under applicable law; (2) the Special Committee determined in good faith that such acquisition proposal would, if consummated, be fair to, and in the best interests of, Methode's stockholders; and (3) prior to taking such action, Methode received from such person an executed confidentiality agreement in reasonably customary form.

        45.   The Lock-Up Agreement defined a "superior offer" as a transaction that would, if consummated, result in a transaction that is more favorable to the company's shareholders than the merger and is reasonably capable of being completed.

        46.   Consistent with the Lock-Up Agreement, on July 23, 2003, Methode announced that it had canceled its special meeting of eligible Class A stockholders, scheduled to reconvene on July 24, 2003.

        47.   In addition, on July 30, 2003, Methode announced that it had reached a new settlement in the Class A shareholder lawsuit, pursuant to which Methode agreed to declare and pay a special dividend of $.04 per Class A share to the Class A shareholders within sixty (60) days after the acquisition of the balance of the Class B common stock by merger or purchase. That settlement is currently pending, subject to Court approval.

        48.   On July 31, 2003, Denton wrote to the Board and informed it that Dura would be amending its tender offer in light of the Lock-Up Agreement. In particular, Denton informed the Board that Dura would increase its tender offer price for all of Methode's outstanding Class B common stock to $50.00 per share. In addition, after completing its purchase of the Class B shares, Dura would fund a special dividend payable to Methode's Class A stockholders of $.35 per share, and would instruct its representatives on the Board, subject to the proper exercise of their fiduciary duties, to support an additional dividend by Methode of $.26 per share, for a total dividend of $.61 per share.

        49.   Dura officially filed its supplemental tender offer with the SEC on August 4, 2003. Dura's tender offer price of $50.00 per share was 112.3% higher than the $23.55 per share price set forth in the Lock-Up Agreement, and the total special dividend proposed by Dura was over 15 times greater than the dividend that Methode agreed to pay in the Lock-Up Agreement.

        50.   In response to Dura's revised tender offer, Methode's Special Committee subsequently convened to consider the offer.

        51.   According to a Schedule 14B-9/A filed by Methode on August 14, 2003, the Board determined that Dura's revised offer was not a "superior proposal" within the meaning of the Lock-Up Agreement, and that the Dura revised offer was not fair or in the best interests of the Class B shareholders. In support of its recommendation that the Methode shareholders not tender their shares to Dura, the Board purportedly set forth several factors that it "considered." The filing also set forth the "Reasons for the Special Committee's Recommendation" and the" Reasons for the Board's Belief that the Existing Agreement [i.e., the Lock-Up Agreement] Provides a Superior Transaction."

        52.   At the time the Board voted in favor of the Lock-up Agreement with the McGinley Trusts, three of the directors elected by the Class B shareholders recused themselves due to a conflict of interest. Thus, less than 75% of the directors elected by the Class B shareholders considered the propriety of the Methode merger offer or the Dura tender offer. Moreover, only one of the directors held any class B shares.

        53.   The Special Committee was comprised of only Class A shareholders selected by the Class A shareholders. Thus, through the Methode proposed merger, Class A shareholders will assume control of Methode and the Class B shareholders will receive no consideration for tendering control.

        54.   The Special Committee determined that Dura's offer of $25 million was insufficient to give control of the company to Dura, yet the Class B shareholders will receive no consideration for granting Class A shareholders control of Methode.

COUNT ONE

(Breach of Duty of Care)

        55.   Plaintiffs incorporate by reference the allegations contained in paragraphs 1 through 54 above, as if fully set forth at length herein.

        56.   As officers and directors of Methode, each defendant owed Methode's shareholders a duty of care to discharge their responsibilities in the best interests of the shareholders.

        57.   Defendants violated their fiduciary duties to Methode's Class B shareholders when they authorized Methode to enter into the Lock-Up Agreement with the McGinley Stockholders.

        58.   First, as demonstrated by the Dura revised offer for the Class B shares and the intended dividend to the Class A shareholders, the Lock-Up Agreement does not achieve the highest possible return on investment for the Methode shareholders. Indeed, Dura's tender offer price of $50.00 per share was 112.3% higher than the $23.55 per share price set forth in the Lock-Up Agreement, and the total special dividend proposed by Dura was over 15 times greater than the dividend that Methode agreed to pay in the Lock-Up Agreement.

        59.   Second, even assuming that defendants perceived Dura's offer as a threat to Methode or its shareholders, the Lock-Up Agreement was not a proportionate response to any such threat. Instead, the Board took such actions as a means of avoiding any meaningful review of unsolicited, bona fide offers, such as the revised Dura offer.

        60.   Third, defendants failed to contract for an appropriate "fiduciary out" clause in the Lock-Up Agreement, in that the current clause restricts defendants' exercise of their fiduciary duties to Methode's shareholders.

        61.   Finally, defendants breached their fiduciary duties when they determined that the Dura revised offer was not "superior" to the offer in the Lock-Up Agreement, and when they failed to cancel the Lock-Up Agreement once the revised Dura offer was received.

        62.   As a result of defendants' breaches of their duties of care, plaintiffs suffered losses, measured by the difference in the tender price of the Lock-Up Agreement and the revised Dura tender offer.

        63.   Plaintiff has not made pre-suit demand on the Board to redress the wrongs complained of herein because such demand would be futile and is excused. The officers and directors of Methode are the perpetrators of the wrongs complained of herein and have repeatedly refuted any tender offer by Dura without justification.

        WHEREFORE, plaintiff hereby respectfully requests that the Court enter judgment in favor of the class and against defendants and grant the relief sought by plaintiffs set forth herein below in plaintiffs' prayer for relief

COUNT TWO

(Declaratory Judgment)

        64.   Plaintiffs incorporate by reference the allegations contained in paragraphs 1 through 63 above, as if fully set forth at length herein.

        65.   The facts alleged in this Complaint evidence an actual, present, and existing dispute pertinent to the rights of the Plaintiff Class. Moreover, the parties to this action have genuine and opposing interests, and the interests of the parties are both direct and substantial.

        66.   A class-wide judicial determination would be final and conclusive of these opposing interests.

        67.   The Plaintiff Class is therefore entitled to a declaratory judgment as to the legality of the Lock-Up Agreement and the exercise of defendants' fiduciary duties.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff, Bernice Fein, on her own behalf and on behalf of a class of plaintiffs yet to be fixed, requests that this Court grant the following relief:

        1.     That this Court certify the proposed Class, or such other Class or sub-Classes as the Court deems advisable, appoint Bernice Fein as the named representative of the Class, appoint Ms. Fein's counsel as Class Counsel, and provide for notice, if appropriate, to the Class;

        2.     That this Court enter an order terminating and/or declaring void the Lock Up Agreement between Methode and the McGinley Stockholders;

        3.     That this Court award damages in an amount to be proven at time of trial;

        4.     That this Court award plaintiffs' attorneys' fees and costs of suit as provided for by applicable law; and

        5.     That this Court grant such other relief as it deems just and proper.

Dated:	Wilmington, DE September 9, 2003
COZEN O'CONNER
/s/ SEAN J. BELLEW Sean J. Bellew (DE 4072) Attorneys for Plaintiff Chase Manhattan Centre, Suite 1400 1201 North Market Street Wilmington, DE 19801 (302) 295-2026
OF COUNSEL: Kevin F. Berry John C. Barnoski Cozen O'Connor 1900 Market Street Philadelphia, PA 19103 (215) 665-2000

QuickLinks

Exhibit 99.1